EXHIBIT I

FORM OF LEGAL OPINION
Strasburger & Price, LLP
600 Congress Avenue, Suite 2600
Austin, Texas 78701
512-499-3600
512-499-3660 (Fax)

May 30, 2002

Freedom Asset Management Corporation
11615 Angus Road, Suite 104-K
Austin, Texas 78759

Re:	Registration of Mutual Fund on Form N-1A
File No. _____________

Gentlemen:

We have acted as counsel for Freedom Asset Management Corporation, a Delaware Corporation (the "Company"), in connection with the offering of shares of beneficial interest in the Freedom Asset Management Capital Series (the “Fund”) created by the Declaration of Trust dated October 15, 2001 (the “Trust”) being registered by the Company, as described in the Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission as subsequently amended from time to time (collectively, the "Registration Statement").

We have examined copies of:

1.         the Registration Statement and the Exhibits thereto;

2.         the Prospectus for the Fund;

3.         the Statement of Additional Information for the Fund;

4.         the Declaration of Trust for the Fund, dated as of October 15, 2001;

5.         the State of Delaware’s Certificate of Trust.

We have conferred with officers of the Company and have examined the originals or certified, conformed or photostatic copies of such records of the Company, certificates of officers of the Company, certificates of public officials, and such other documents as we have deemed relevant Freedom Asset Management Corporation and necessary under the circumstances as the basis of the opinion expressed herein. In all such examinations, we have assumed the authenticity of all documents submitted as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates.

Our opinions expressed below cover only (i) the Delaware General Corporation Law, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, and (ii) the federal law of the United States.

Based upon the foregoing, and subject to the qualifications and assumptions set forth herein it is our opinion that, when and if (a) the Registration Statement of the Fund shall be declared effective by the Securities and Exchange Commission, as the same may hereafter be amended; (b) the Shares to be issued by the Company shall have been sold as contemplated in the Registration Statement, and (c) the consideration required by the terms of the registration statement has been received by the Fund, then all of the Shares, upon execution and delivery of proper certificates therefor, will be duly authorized, validly issued and outstanding, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion in the Exhibits to the Registration Statement. Subject to the foregoing, this opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter, and may not be relied upon in any matter by any other person or used for any other purpose other than in connection with the corporate authority for the issuance of the Shares pursuant to and as contemplated by the Registration Statement.

Very truly yours,

Strasburger & Price, LLP

            DRAFT
By:       Lee Polson, Partner